UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2011

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 21, 2011, American Apparel, Inc. (the “Company”) appointed Martin Staff as Chief Business Development Officer of the Company.

Mr. Staff, age 60, has over 30 years of experience in the fashion industry.  Prior to joining the Company, Mr. Staff served as President and Chief Executive Officer of JA Apparel Corp. from 2003 to 2010.  From 1998 to 2002 Mr. Staff served as President and Chief Executive Officer of Hugo Boss Fashions, Inc.  Mr. Staff also served as President and Chief Operating Officer of Calvin Klein Fashions Inc. from 1992 to 1998 and as Senior Vice President of Retail Development and Licensing of Calvin Klein Inc. from 1987 to 1992.  In addition, Mr. Staff served as Vice President of Sales and Marketing of Polo Ralph Lauren from 1980 to 1987. Mr. Staff is a graduate of Dartmouth College, where he received a Bachelor of Arts degree in English.  There is no family relationship between Mr. Staff and any of the Company’s directors or executive officers.

In connection with Mr. Staff’s appointment as Chief Business Development Officer, the Company and Mr. Staff entered into an employment agreement (the “Employment Agreement”) pursuant to which Mr. Staff will serve as the Company’s Chief Business Development Officer for an initial term of three years, commencing on March 21, 2011, which term shall automatically extend for successive one-year periods as of each March 21 (beginning March 21, 2014) unless terminated by the Company on at least 90 days written notice prior to the expiration of the then-current term.  The Employment Agreement provides that Mr. Staff will receive a minimum base salary of $600,000 per year, subject to increase based on the annual review of the Compensation Committee.  The Employment Agreement also provides that, subject to Mr. Staff’s continued employment, in each of 2011, 2012 and 2013, on the later of (i) June 1 of each such year and (ii) 45 days following the release of the Company’s earnings in respect of the prior fiscal year, Mr. Staff will be granted a restricted stock award (“RSA”) having a value of $600,000, calculated in accordance with the Employment Agreement.  Subject to Mr. Staff’s continued employment with the Company, each RSA will be made pursuant to the terms of the Company’s 2007 Performance Equity Plan and any successor plan thereto, and will vest in full on March 21 in the year following the year such RSA is granted.

Mr. Staff will also participate in the benefit plans that the Company maintains for its executives and receive certain other standard benefits (including, without limitation, relocation expenses and reimbursement of travel and business-related expenses).

If Mr. Staff is terminated without “cause” or if he resigns for “good reason” (as these terms are defined in the Employment Agreement), the Company will pay Mr. Staff the following: (a) his base salary accrued through the date of such resignation or termination and, subject to Mr. Staff’s execution and delivery of a general release of all claims against the Company and its affiliates, a cash payment of $300,000 payable in equal installments over the six-month period following such termination or resignation; (b) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs; (c) any unreimbursed expenses; and (d) if such termination or resignation occurs on or following March 21 of a calendar year in which an RSA is otherwise scheduled to be granted and prior to the RSA grant for such year, in lieu of any RSA for such year, a cash payment of $50,000 for each full month of employment elapsed since March 21 of such year.  In addition, in the event of such termination without “cause” or resignation for “good reason,” any unvested RSA will vest as to one-twelfth of the shares of the Company’s common stock subject to such RSA for each full month of employment elapsed since the immediately preceding March 21.  In addition, in such case, Mr. Staff and his eligible dependents will be entitled to receive, until the earlier of the last day of the six-month period immediately following such termination of employment or resignation and the date Mr. Staff is entitled to comparable benefits by a subsequent employer, continued participation in the Company’s medical, dental and insurance plans and arrangements.  If the Company elects not to extend Mr. Staff’s term of employment, then unless his employment has been earlier terminated, Mr. Staff’s employment will be deemed to terminate at the end of the applicable term and he will not be entitled to any of the amounts set forth in this paragraph.  The provisions in the Employment Agreement related to resignation for “good reason” will only be effective in the event Dov Charney is no longer either the Chief Executive Officer or Chairman of the Company.

If Mr. Staff’s employment terminates by reason of his death or disability, or if he is terminated for “cause” or if he resigns without “good reason” (as these terms are defined in the Employment Agreement), the Company will pay him (a) his base salary accrued through the date of such resignation or termination; (b) any unreimbursed expenses; and (c) only in the case of a termination because of his death or disability, any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination of employment occurs.

The Employment Agreement also provides that upon termination of Mr. Staff’s employment for any reason, he agrees to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees) of, and as an officer of, the Company and any of the Company’s affiliates and subsidiaries.

The above description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

10.1	Employment Agreement, dated March 17, 2011 by and between Martin Staff and American Apparel, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: March 23, 2011	By:	/s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated March 17, 2011 by and between Martin Staff and American Apparel, Inc.